Exhibit 99.1

Contact:	Kevin Donovan
Bottomline Technologies
603-501-5240
kdonovan@bottomline.com

Bottomline Technologies Reports Second Quarter Results

Recurring Revenue Growth Drives Strong Financial Performance

PORTSMOUTH, N.H. – January 24, 2008 – Bottomline Technologies (NASDAQ: EPAY), a leading provider of collaborative payment and invoice automation solutions, today reported financial results for the second fiscal quarter ended December 31, 2007.

Revenues for the second quarter were $31.8 million, an increase of $2.2 million from the second quarter of last year. The growth in revenues included an increase in subscription and transaction revenues to $7.3 million in the second quarter from $6.8 million in the first quarter ended September 30, 2007.

Net loss for the second quarter was $0.7 million, or net loss per share of $0.03. During the second quarter, operating expenses of $19.5 million included acquisition-related amortization of intangible assets of $2.7 million and stock-based compensation expense of $2.1 million.

Excluding these acquisition-related and stock compensation items, non-GAAP net income for the second quarter was $4.1 million, representing a $1.7 million, or 71%, increase in non-GAAP net income from the second quarter of last year. Non-GAAP net income per share increased from $0.10 in the second quarter of last year to $0.17 in the second quarter.

Cash and short-term investments on hand as of December 31, 2007 were $71.2 million, an increase of $6.3 million from the September 30, 2007 balance. During the second quarter, the company spent $3.0 million on the repurchase of shares of its common stock.

“We are very pleased with our second quarter results,” said Rob Eberle, President and CEO of Bottomline Technologies. “The quarter’s strong financial performance was highlighted by record EBITDA and record non-GAAP net income, the result of our previously announced efforts to focus on our higher margin offerings. We saw healthy demand in the quarter across all of the geographies and customer sets we serve, with orders up 15% from the prior year. We continue to execute against the growth opportunities which we believe represent the highest value to our customers and greatest return to our stockholders.”

Revenues for the six months ended December 31, 2007 increased 15% to $63.2 million as compared with $54.9 million in the same period last year. Net loss for the six months ended December 31, 2007 was $1.5 million, or net loss per share of $0.06. Excluding acquisition-related amortization of intangible assets of approximately $5.3 million and stock compensation expense of $4.0 million, non-GAAP net income for the six months ended December 31, 2007 was $7.9 million, an increase of 87% from the six months ended December 31, 2006. Non-GAAP net income per share for the six months ended December 31, 2007 was $0.32 as compared with $0.18 per share in the same period last year.

Customer Highlights

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Organizations such as Atos Origin, Telefónica O2 Europe and Ridge Clearing & Outsourcing, a wholly-owned subsidiary of Broadridge Financial Solutions, selected Bottomline’s software and services for corporate payments.

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Chevron, Home Retail Group, Accu-Tech, a division of Anixter International, and a large Asia-Pacific financial institution increased their investments in Bottomline’s solutions for corporate payments and global cash management by expanding their deployments.

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New customers including Sumitomo Bank NA, Business Post Group plc, Hillwood Development, LaSalle Bristol Corporation, Virgin Mobile, and LifeScan and DePuy International, both Johnson & Johnson companies, selected Bottomline’s solutions for electronic invoice and transactional document processing.

•	A leading international hospitality company signed a multi-year contract for Legal eXchange™, Bottomline’s Software as a Service (SaaS) for legal spend management.

Corporate and Product Highlights

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Ranked among the top 100 global technology providers to the banking and financial services industry for the second consecutive year by American Banker and Financial Insights in their annual FinTech 100 ranking.

•	Named among the Top 25 banking technology “Innovators” by Bank Technology News, and also received Financial-i magazine’s “Leaders in Innovation” award for 2007 in the category of Treasury & FX.

•	Introduced new capabilities within Legal eXchange for global currency conversion and enhanced data collection to enable more sophisticated legal spend management and analysis.

•	Bottomline’s document process automation solution was recognized as one of the “Top 50 Technologies” in manufacturing for 2008 by START-IT magazine.

Bottomline has presented supplemental non-GAAP financial measures as part of this earnings release. The non-GAAP financial measures exclude certain non-cash items, specifically amortization of intangible assets and stock-based compensation expense. The presentation of this information should not be considered in isolation from, or as a substitute for, the financial results presented in accordance with GAAP. Bottomline believes that these supplemental non-GAAP financial measures are useful to investors because they allow for an evaluation of the company with a focus on the performance of its core operations. Bottomline’s executive management team uses these same non-GAAP measures internally to assess the ongoing performance of the company. Since this information is not a GAAP measurement of financial performance, there are material limitations to its usefulness on a stand-alone basis, including the lack of comparability of this presentation to the GAAP financial results of other companies. A reconciliation of the GAAP results to the non-GAAP results for the three and six month periods ending December 31 is as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	(in thousands)		(in thousands)
	2007	2006	2007	2006
GAAP Net Loss	$(674)	$(2,116)	$(1,475)	$(3,596)
Amortization of Intangible Assets	2,682	2,412	5,330	3,873
Stock Compensation Expense	2,102	2,104	4,028	3,940

Non-GAAP Net Income	$4,110	$2,400	$7,883	$4,217

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) provides collaborative payment and invoice automation solutions to corporations, financial institutions and banks around the world. The company’s solutions are used to streamline, automate and manage processes and transactions involving global payments, invoice approval, purchase-to-pay, collections, cash management and document process automation. Organizations trust these solutions to meet their needs for cost reduction, competitive differentiation and optimization of working capital. Headquartered in the United States, Bottomline also maintains offices in Europe and Asia-Pacific. For more information, visit www.bottomline.com.

Bottomline Technologies, Legal eXchange and the BT logo are trademarks of Bottomline Technologies, Inc. which may be registered in certain jurisdictions. All other brand/product names are trademarks of their respective holders.

Cautionary Language

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competition, market demand, technological change, strategic relationships, recent acquisitions, international operations and general economic conditions. For additional discussion of factors that could impact Bottomline Technologies’ financial results, refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, on file with the SEC. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Bottomline Technologies

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	December 31,
	2007	2006
Revenues:
Software licenses	$3,393	$4,082
Subscriptions and transactions	7,342	6,743
Service and maintenance	18,083	15,492
Equipment and supplies	3,014	3,334

Total revenues	31,832	29,651

Cost of revenues:
Software licenses	237	186
Subscriptions and transactions	3,913	2,787
Service and maintenance (1)	7,556	7,401
Equipment and supplies	2,091	2,470

Total cost of revenues	13,797	12,844

Gross profit	18,035	16,807

Operating expenses:
Sales and marketing (1)	7,847	8,226
Product development and engineering (1)	4,226	4,145
General and administrative (1)	4,727	5,227
Amortization of intangible assets	2,682	2,412

Total operating expenses	19,482	20,010

Loss from operations	(1,447)	(3,203)

Other income, net	896	770

Loss before provision for income taxes	(551)	(2,433)
Provision (benefit) for income taxes	123	(317)

Net loss	$(674)	$(2,116)

Basic and diluted net loss per share	$(0.03)	$(0.09)

Shares used in computing basic and diluted net loss per share:	23,887	23,622

Non-GAAP (excludes acquisition-related amortization and stock compensation expense):(2)
Net income	$4,110	$2,400

Diluted net income per share (3)	$0.17	$0.10

(1) Stock-based compensation is allocated as follows:
Cost of revenues: service and maintenance	$236	$171
Sales and marketing	686	762
Product development and engineering	200	194
General and administrative	980	977

	$2,102	$2,104

(2)      Non-GAAP presentation excludes charges for amortization of intangible assets of $2,682 and $2,412, and stock compensation expense of $2,102 and $2,104, for the three months ended December 31, 2007 and 2006, respectively.

(3)      Shares used in computing non-GAAP diluted net income per share were 24,614 and 23,807 for the three months ended December 31, 2007 and 2006, respectively.

Bottomline Technologies

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Six Months Ended
	December 31,
	2007	2006
Revenues:
Software licenses	$6,758	$5,933
Subscriptions and transactions	14,184	13,227
Service and maintenance	35,768	28,998
Equipment and supplies	6,484	6,714

Total revenues	63,194	54,872

Cost of revenues:
Software licenses	425	383
Subscriptions and transactions	7,884	5,393
Service and maintenance (1)	15,388	13,763
Equipment and supplies	4,614	4,996

Total cost of revenues	28,311	24,535

Gross profit	34,883	30,337

Operating expenses:
Sales and marketing (1)	15,366	14,817
Product development and engineering (1)	8,452	7,853
General and administrative (1)	9,185	9,446
Amortization of intangible assets	5,330	3,873

Total operating expenses	38,333	35,989

Loss from operations	(3,450)	(5,652)

Other income, net	1,793	1,739

Loss before provision for income taxes	(1,657)	(3,913)
Benefit for income taxes	(182)	(317)

Net loss	$(1,475)	$(3,596)

Basic and diluted net loss per share	$(0.06)	$(0.15)

Shares used in computing basic and diluted net loss per share:	23,745	23,526

Non-GAAP (excludes acquisition-related amortization and stock compensation expense):(2)
Net income	$7,883	$4,217

Diluted net income per share (3)	$0.32	$0.18

(1) Stock-based compensation is allocated as follows:
Cost of revenues: service and maintenance	$468	$289
Sales and marketing	1,297	1,457
Product development and engineering	383	392
General and administrative	1,880	1,802

	$4,028	$3,940

(2)      Non-GAAP presentation excludes charges for amortization of intangible assets of $5,330 and $3,873, and stock compensation expense of $4,028 and $3,940, for the six months ended December 31, 2007 and 2006, respectively.

(3)      Shares used in computing non-GAAP diluted net income per share were 24,382 and 23,728 for the six months ended December 31, 2007 and 2006, respectively.

Bottomline Technologies

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	June 30,
	2007	2007
Assets
Current assets:
Cash, cash equivalents and short-term investments	$71,212	$65,873
Accounts receivable	24,477	24,169
Other current assets	4,274	5,402

Total current assets	99,963	95,444

Property and equipment, net	8,053	8,270
Intangible assets, net	78,136	84,296
Other assets	1,529	1,784

Total assets	$187,681	$189,794

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,783	$6,650
Accrued expenses	7,831	8,475
Deferred revenue and deposits	25,364	24,998

Total current liabilities	38,978	40,123

Deferred revenue and deposits, non current	2,076	2,498
Deferred income taxes	5,204	6,258
Other liabilities	816	479

Total liabilities	47,074	49,358

Stockholders’ equity
Common stock	26	25
Additional paid-in-capital	271,762	263,229
Accumulated other comprehensive income	7,549	8,292
Treasury stock	(17,524)	(11,285)
Accumulated deficit	(121,206)	(119,825)

Total stockholders’ equity	140,607	140,436

Total liabilities and stockholders’ equity	$187,681	$189,794